Exhibit 21

Subsidiaries of the Registrant

The following is a list of subsidiaries of the Company as of December 31, 2013, omitting certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name of Subsidiary:	State or Country Under Laws of Which Organized
Data Trace Information Services LLC	Delaware
FATCO Holdings, LLC	Delaware
FCT Insurance Company Ltd.	Canada
First American Data Co., LLC	Delaware
First American Data Tree LLC	Delaware
First American Home Buyers Protection Corporation	California
First American Professional Real Estate Services, Inc.	California
First American Property & Casualty Insurance Company	California
First American SMS, LLC	Delaware
First American Specialty Insurance Company	California
First American Title & Trust Company	Oklahoma
First American Title Company	California
First American Title Company of Oregon	Oregon
First American Title Company, Inc.	Hawaii
First American Title Company, LLC	Delaware
First American Title Company, LLC	Texas
First American Title Insurance Company	California
First American Title Insurance Company of Australia Pty Limited	Australia
First American Title Insurance Company of Louisiana	Louisiana
First American Title Insurance de Mexico, S.A. de C.V.	Mexico
First American Trust, F.S.B.	California
First American Trustee Servicing Solutions, LLC	Texas
First Security Business Bank	California
First Title Insurance plc	United Kingdom
Hexter-Fair / First American Title Company, LLC	Texas
National Default REO Services, LLC	Delaware
New Reunion Title, LLC	Texas
Ohio Bar Title Insurance Company	Ohio
Pacific Northwest Title Holding Company	Washington
Republic Title of Texas, Inc.	Texas
United General Title Insurance Company	California